Exhibit 2.5

FORM OF

AMENDMENT NO. 4 TO
THE AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT (“Amendment”) effective as of October 27, 2023 (the “Effective Date”) to the Agreement and Plan of Reorganization dated as of May 29, 2023 and amended as of June 22, 2023 and October 5, 2023 (the “M/A”), by and among (i) Atlantic Acquisition Corp, a Delaware corporation (“Atlantic”), (ii) Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), (iii) SeqLL Inc., a Delaware corporation (“SeqLL”), (iv) SeqLL Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of SeqLL (“Purchaser Sub”), (v) Lyneer Investments, LLC, a Delaware limited liability company (the “Company”), (vi) IDC Technologies, Inc., a California corporation (“IDC”), and (vii) Lyneer Management Holdings LLC, a Delaware limited liability company (“Lyneer Management,” and together with IDC, the “Sellers”). Each of Atlantic, Atlantic Merger Sub, SeqLL, Purchaser Sub, the Company and the Sellers are hereinafter referred to as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Parties entered into the M/A dated as of May 29, 2023;

WHEREAS, on June 22, 2023, the Parties entered into Amendment No. 1 of the M/A to amend the methodology for the number of shares of SeqLL Common Stock to be issued in the Merger;

WHEREAS, on October 5, 2023, the Parties entered into Amendment No. 2 of the M/A to reduce the Capital Raise from $75,000,000 to $50,000,000 and for corresponding changes throughout the M/A;

WHEREAS, on October 17, 2023, the Parties entered into Amendment No. 3 of the M/A to reduce the Cash Consideration from $60,000,000 to $40,000,000 and to decrease the Stock Consideration from $60,000,000 to $50,000,000 and to adjust the Atlantic Consideration; and

WHEREAS, the Parties have agreed to further amend the M/A to revise the Merger consideration to be given to the Sellers, cancel a stock dividend to legacy SeqLL stockholders, reduce the size of the Capital Raise, and to further extend the Termination Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1. Recital F of the M/A is hereby amended and restated in its entirety to read as follows:

F. It is contemplated that promptly following the execution of this Agreement, SeqLL will, pursuant to Section 4.7 hereof, file an amended registration statement (or prior to the Closing, consummate a private placement) for a capital raise of approximately $20,000,000 (“Capital Raise”), the closing of which will be a condition to the completion of the Mergers and the proceeds of which will be used to pay the Cash Consideration and for working capital of SeqLL post-closing of the Mergers;

2. Recital H of the M/A is hereby amended and restated in its entirety to read as follows:

H. Upon completion of the Mergers and the Capital Raise, and subject to the issuance of the Stock Consideration to IDC and Lyneer Management and the Atlantic Consideration to Atlantic, up to 819,352 shares of SeqLL common stock shall be held in escrow for potential payment to pre-Merger stockholders of SeqLL, in respect of the cancellation of a stock dividend to such stockholders in connection with the Merger.

3. Section 2.3 of the M/A is hereby amended and restated in its entirety to read as follows:

2.3 Merger Consideration. Subject to the terms of this Agreement, in consideration for the SeqLL Merger and the acquisition by SeqLL of a 100% membership interest in the Company, SeqLL shall make the following payments (collectively, the “Merger Consideration”):

(a) Cash Consideration. SeqLL shall pay $35,000,000 to or on behalf of the Sellers via (i) wire transfer of $15,000,000 in immediately available funds (the “Cash Consideration”), of which $11,500,000 shall be paid to IDC in order to repay outstanding indebtedness and $3,500,000 shall be paid to Lyneer Management, and (ii) issuance of a convertible promissory note (the “Merger Note”) in the amount of $20,000,000 due on or before November 17, 2023, all of which shall be paid to IDC in order to repay indebtedness; and

(b) Stock Consideration. Upon the completion of the Capital Raise and the consummation of the Merger, SeqLL shall issue:

(i) a number of shares of SeqLL common stock to the Sellers equal to the quotient of $55,000,000 divided by the Offering Price (the “Stock Consideration”), of which ninety (90%) percent of such shares shall be issued to IDC and ten (10%) percent of such shares shall be issued to Lyneer Management;

(ii) a number of shares of SeqLL common stock to Atlantic equal to the quotient of $43,000,000 divided by the Offering Price (the “Atlantic Consideration”); and

(iii) SeqLL shall instruct its transfer agent to deliver certificates or book entries for the Stock Consideration and the Atlantic Consideration.

4. Section 2.4 Adjustment (a) and (b) are deleted in their entirety. Subsection (c) remains as set forth in Amendment No. 3 to the M/A, to read as follows:

(c) If at any time during the period between the date hereof and the Closing Date any change in the outstanding shares of capital stock of SeqLL shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split only to the extent such split has not been previously taken into account in determining the Stock Consideration) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (exclusive of any stock dividend provided for in the M/A) is declared with a record date during such period, the Stock Consideration issuable hereunder shall be equitably adjusted to reflect such change to maintain the $55,000,000 of Stock Consideration.

5. Section 2.6(a) of the M/A is hereby amended and restated to read as follows:

(a) SeqLL shall deliver the Cash Consideration and the Merger Note, to be distributed between IDC and Lyneer Management, as determined by IDC and Lyneer Management.

6. Section 3.3(a) of the M/A is hereby amended and restated to read as follows:

(a) a written waiver from BMO of the BMO Credit Facility of any then existing default on existing indebtedness of the Company and the consent to the Contemplated Transactions.

7. Section 3.8(c) of the M/A is hereby amended and restated to read as follows:

(b) Completion of the Capital Raise with gross proceeds therefrom being not less than $20,000,000.

8. Section 3.23 of the M/A SeqLL Cash Dividend is hereby amended and restated to read as follows:

3.23. Upon completion of the Mergers and the Capital Raise, and subject to the issuance of the Stock Consideration to IDC and Lyneer Management and the Atlantic Consideration to Atlantic, up to 819,352 shares of SeqLL common stock shall be held in escrow for potential payment to pre-Merger stockholders of SeqLL, in respect of the cancellation of a stock dividend to such stockholders in connection with the Merger.

9. Section 3.24 of the M/A is hereby amended and restated to read as follows:

Joint Obligations of IDC and the Company. At Closing, IDC, from its allocation of the Cash Consideration, shall pay $11,500,000 of joint Indebtedness of the Company and IDC due under the Loan Agreement. Thereafter, from the proceeds from the Merger Note, IDC shall satisfy additional joint Indebtedness of the Company and IDC due pursuant to the BMO Credit Facility. IDC shall satisfy any outstanding Indebtedness due to PBC and Lyneer Management by execution and delivery to PBC and Lyneer Management of new subordinated promissory notes, which will be subordinated only to any first lien senior secured indebtedness of IDC, and otherwise be on terms acceptable to the parties thereto in their sole discretion. From the payment of the Merger Notes, IDC shall payoff or assume all joint Indebtedness of the Company and IDC outstanding under the BMO Credit Facility in excess of the Stand-Alone Amount of Lyneer’s new credit facility.

10. Section 10.1(e) of the M/A Transaction is hereby amended to replace the date “October 31, 2023” (the “Termination Date”) with November 30, 2023.

11. Exhibit A: Interests, Cash Consideration and Stock Consideration is deleted in its entirety.

12. No Further Amendment. The Parties hereby agree that all other provisions of the M/A shall, subject to the amendments set forth in this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the M/A or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the M/A. From and after the date of this Amendment, each reference in the M/A to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the M/A in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the M/A, as amended by this Amendment, whether or not this Amendment is expressly referenced.

13. Other Terms. The provisions of Article X of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the M/A.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 4 to the Agreement and Plan of Reorganization on the date first above written.

PURCHASER:

SeqLL INC., a Delaware corporation

By:
Daniel Jones, Chief Executive Officer

PURCHASER SUB:

SEQLL MERGER LLC, a Delaware limited liability company

By:
Daniel Jones, Managing Member

ATLANTIC ACQUISITION CORP., a Delaware corporation

By:
Jeffrey Jagid, Chief Executive Officer

ATLANTIC MERGER LLC,
a Delaware limited liability company

By:
Jeffrey Jagid, Managing Member

COMPANY:

LYNEER INVESTMENTS, LLC, a Delaware limited
liability company

By:
Prateek Gattani, Manager

SELLERS:

IDC TECHNOLOGIES, INC., a California corporation

By:
Prateek Gattani, Chief Executive Officer

LYNEER MANAGEMENT HOLDINGS LLC,
a Delaware limited liability company

By:
James S. Radvany, Manager

SIGNATURE PAGE TO AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF REORGANIZATION